UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

VERSAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01 for information regarding an acquisition completed by Versar, Inc. (“Versar”).  In conjunction with the acquisition of Advent, as defined below, Versar entered into an Eighth Modification Agreement (the “Modification”) related to its Loan and Security Agreement dated September 26, 2003 between Versar and United Bank (as previously amended or modified, the “Loan Agreement”).  Pursuant to the Modification, the bank consented to the acquisition of Advent and agreed to certain modifications of the Loan Agreement, including the increase of the revolving credit facility to an aggregate of $10 million from $7.5 million, a reduction of the minimum tangible net worth requirement to $17.5 million from $22.5 million and modification of certain of the letter of credit and fee provisions of the Loan Agreement.   The Modification is filed as Exhibit 10.1 to this Current Report.  The summary description of the Modification set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 17, 2010, Versar acquired all of the outstanding capital stock of ADVENT Environmental, Inc. (“Advent”), located in Charleston, South Carolina.  Advent is a Department of Defense, full service environmental contractor with significant capabilities in Military Munitions Response Progams, and Unexploded Ordinance clean-up.  The outstanding share capital of Advent was acquired by Versar pursuant to a Stock Purchase Agreement by and among Versar, Advent and the shareholders of Advent, entered into on March 17, 2010.

Versar paid a purchase price for the outstanding capital stock of Advent comprised of:  (i) cash of $1.15 million, (ii) a holdback of $350,000 securing the post-closing adjustment described below and (ii) the issuance to the selling shareholders of seller notes with an aggregate principal amount of $1.75 million.  The purchase price is subject to certain post-closing adjustments based on an agreed target net book value of Advent as of the date of closing.  The $350,000 holdback will be retained by Versar to satisfy any payments owed to it following completion of the net book value calculation.  Any portion of the holdback not used to satisfy such payments will be paid to the selling shareholders.  The selling shareholders are also entitled to contingent consideration up to a cap of $1.75 million (plus the amount of any payment made to Versar as a result of the purchase price adjustment) through an earn-out provision calculated based on earnings before interest, taxes, depreciation or amortization of Advent for the 12-month period ending March 31, 2011.  The Stock Purchase Agreement contains customary representations and warranties and requires the selling shareholders to indemnify Versar for certain liabilities arising under the agreement, subject to certain limitations and conditions.

The Stock Purchase Agreement is filed as Exhibit 10.2 to this Current Report.  The summary description of the Stock Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreement.

Item 7.01 Regulation FD Disclosure.

On March 18, 2010, Versar issued a press release announcing the acquisition of Advent.  The press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
Eighth Modification Agreement effective as of the 17th day of March, 2010 by and between United Bank, Versar, Inc., Geomet Technologies, LLC, Versar Global Solutions, Inc., VEC Corp., Versar International, Inc., and Advent Environmental, Inc.

10.2
Stock Purchase Agreement dated as of March 17, 2010 by and among Versar, Inc., Advent Environmental, Inc., Jeffrey C. Smoak, Kenna E. Sellers, The Mark A. Sellers Revocable Life Insurance Trust, through Margaret Mitchum Spicher, Trustee and The Mark A. Sellers Revocable Life Insurance Trust, through Kenna A. Sellers, Trustee

99.1	Press Release issued March 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2010	VERSAR, INC.

	By:	/s/ Michael J. Abram
Michael J. Abram
Senior Vice President, Corporate Development and Chief Administrative Officer

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